                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  NICOR INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                   NICOR INC.
                 P.O. BOX 3014, NAPERVILLE, ILLINOIS 60566-7014
                                  630/305-9500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 20, 2000

     The Annual Meeting of Stockholders of Nicor Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 20, 2000, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

     (1) election of a Board of Directors; and

     (2) transacting such other business as may be brought before the meeting.

     Only stockholders of record on the books of the company at the close of business on February 23, 2000, will be entitled to vote at the meeting. The stock transfer books will not be closed.

                                          DAVID L. CYRANOSKI
                                          Senior Vice President, Secretary,
                                          Treasurer and Controller

March 8, 2000
--------------------------------------------------------------------------------

                                   IMPORTANT

        The company has approximately 31,600 registered stockholders. Your vote is important, and we urge you to sign, date and mail all proxies you receive even though you plan to attend. If you attend the meeting, you may vote personally on all matters brought before the meeting.

        Your prompt action in returning your proxy will be greatly appreciated. A return envelope, requiring no postage if mailed in the
   United States, is enclosed for your convenience.
--------------------------------------------------------------------------------

     The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets. The map below shows parking garages and lots in the immediate vicinity.

                          [PARKING GARAGES & LOTS MAP]

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 20, 2000. Nicor will pay the cost of soliciting proxies. In addition to solicitation by mail, officers and employees of the company may solicit proxies by telephone, by facsimile or in person. A copy of the company's 1999 Annual Report, the Proxy Statement and the form of proxy is scheduled to be mailed on or about March 8, 2000, to all stockholders of record on February 23, 2000.

                                     VOTING

     As of February 23, 2000, the company had outstanding 46,707,181 shares of Common Stock and 126,016 shares of Preferred Stock. Each share, regardless of class, entitles the holder to one vote on each matter properly brought before the meeting. Stockholders have cumulative voting rights in the election of Directors. For each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. A majority of the votes of the shares of the company entitled to vote on the matters to be considered will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the election, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter ("broker nonvotes") will not affect the outcome.

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting by ballot at the meeting. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented will be voted as the Board of Directors recommends.

ITEM 1. ELECTION OF DIRECTORS

     The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

NOMINEES

     The names of the nominees are set forth below along with their business experience during the last five years and other directorships currently held, including directorships with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Nicor Gas Company, a subsidiary of Nicor Inc.


[PHOTO]                ROBERT M. BEAVERS, JR.; Age 56
                       Director since 1992
                       Business experience:  Chairman and Chief Executive Officer since January 1, 2000, Best Harvest Bakeries; Senior
                            Vice President 1980-1999, as well as Zone Manager 1980-
                            1993, McDonald's Corporation (Restaurants).

[PHOTO]                BRUCE P. BICKNER; Age 56
                       Director since 1996
                       Business experience:  Executive Vice President, Monsanto
                            Company - Agricultural Sector (Agricultural Chemicals,
                            Genetics and Technology) since 1999; Chairman of the
                            Board and Chief Executive Officer, 1988-1998, DEKALB
                            Genetics Corporation (Agricultural Genetics and
                            Technology), as well as Chairman of the Board, 1988-
                            1995, DEKALB Energy Company (Gas and Oil Exploration
                            and Production).
                       Directorship:   Castle Bancgroup Inc.


[PHOTO]                JOHN H. BIRDSALL, III; Age 56
                       Director since 1982
                       Business experience:  Private Investor; formerly President,
                            1982-1986, Birdsall, Inc., a subsidiary of Nicor Inc.
                            (Containerized Shipping).

[PHOTO]                THOMAS A. DONAHOE; Age 64
                       Director since 1998
                       Business experience:  Retired; formerly Partner, 1970-1996, as well as Managing Partner -- Operations-Audit
                            Practice, 1995-1996 and Vice Chairman 1988-1995, Price
                            Waterhouse LLP (Accounting and Consulting Services).
                       Directorships:  Andrew Corporation; BWAY Corporation.

[PHOTO]                THOMAS L. FISHER; Age 55
                       Director since 1988
                       Business experience:  Chairman of the Board since 1996,
                            Chief Executive Officer since 1995 and President since
                            1994, Nicor Inc., as well as President and Chief
                            Executive Officer since 1988, Nicor Gas Company.


[PHOTO]                JOHN E. JONES; Age 65
                       Director since 1993
                       Business experience:  Retired; formerly Chairman of the
                            Board and Chief Executive Officer, 1989-1996, as well
                            as President and Chief Operating Officer, 1988-1996,
                            CBI Industries, Inc. (Industrial Construction).
                       Directorships:  Allied Products Corporation; Amsted
                            Industries, Inc.; BWAY Corporation; Valmont Industries,
                            Inc.

[PHOTO]                DENNIS J. KELLER; Age 58
                       Director since 1994
                       Business experience:  Chairman of the Board and Chief
                            Executive Officer since 1987, DeVry Inc., as well as
                            Chairman of the Board and Chief Executive Officer since
                            1981, Keller Graduate School of Management (Technical
                            and Management Education).
                       Directorship:  DeVry Inc.

[PHOTO]                WILLIAM A. OSBORN; Age 52
                       Director since 1999
                       Business experience:  Chairman of the Board and Chief
                            Executive Officer since 1995, as well as President since 1993, Northern Trust Corporation (Banking and
                            Trust Services).
                       Directorship:  Northern Trust Corporation.


[PHOTO]                SIDNEY R. PETERSEN; Age 69
                       Director since 1987
                       Business experience:  Retired; formerly Chairman of the
                            Board and Chief Executive Officer, 1980-1984, Getty Oil
                            Company (Integrated Petroleum).
                       Directorships:  Avery Dennison Corporation; Sypris
                       Solutions, Inc.; UnionBanCal Corp.

[PHOTO]                JOHN RAU; Age 51
                       Director since 1998
                       Business experience:  President and Chief Executive Officer since 1997, Chicago Title Corporation (Financial
                            Services); Dean of the School of Business, 1993-1996,
                            Indiana University (Bloomington, IN).
                       Directorships:  Borg-Warner Automotive Inc.; Chicago Title
                            Corporation; divine interVentures, Inc. (in registration); LaSalle Bank N.A.; First Industrial
                            Realty Trust, Inc.

[PHOTO]                PATRICIA A. WIER; Age 62
                       Director since 1990
                       Business experience:  Independent business consultant since
                            1994; formerly President, 1986-1993, Encyclopaedia
                            Britannica North America, a division of Encyclopaedia
                            Britannica, Inc. (Publishing).

BOARD AND COMMITTEE MEETINGS

     The Nicor Board has an Audit Committee, a Compensation Committee and a Committee on Directors. During 1999, there were seven meetings of the Board of Directors, three meetings of the Audit Committee, five meetings of the Compensation Committee and three meetings of the Committee on Directors. All incumbent Directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which they served.

COMMITTEES

     The Audit Committee, of which Messrs. Beavers, Bickner and Birdsall and Mrs. Wier (Chairperson) are members, is responsible for recommending to the Board of Directors the appointment of independent public accountants; reviewing the scope, fees and findings of audits and other services as performed by the independent public accountants; reviewing the activities and findings of the internal audit staff; and reviewing the company's system of internal controls.

     Members of the Compensation Committee are Messrs. Jones, Keller, Locke (Chairperson) and Petersen. The Committee is responsible for reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive changes, salaries and benefits. Mr. Locke is not standing for reelection to the Board in 2000.

     Members of the Committee on Directors are Messrs. Donahoe, Jones (Chairperson), Locke and Rau. The Committee is responsible for recommending Director nominees, Board committee members and nonmanagement Directors' compensation to the Board of Directors. Stockholders may recommend Director nominees for consideration by the Committee at any time in writing, giving pertinent background information.

DIRECTORS' COMPENSATION

     Directors who are not company or subsidiary officers receive an annual retainer of $25,000, plus a $1,000 fee for each Board, Committee and stockholders meeting attended. Committee chairpersons are paid an additional retainer of $5,000 per year. Directors may elect to defer the payment of retainers and fees using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted into additional share units based on then current market prices for the company's Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then current market price of Nicor Common Stock. Once each year a Director may switch all or part of the balance between the interest equivalent option and the share unit option. Nonofficer Directors as a group received 5,547 share units for compensation deferred and dividends paid during 1999, with an average per share price of $37.90. Nonofficer Directors also receive a grant of 300 shares of Nicor Common Stock, together with a cash award equivalent to the then market value of the shares, five months following commencement of each term that they serve.

SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is the number of shares of the company's Common Stock beneficially owned by each of the Directors and the executive officers of the company named in the Summary Compensation Table and by all Directors and executive officers as a group as of February 23, 2000, with sole voting and investment power except as otherwise noted, and share units held in the Directors' Deferred Compensation Plan. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock except Mr. Birdsall, who beneficially owns 1.6% of the outstanding shares, and no Director or executive officer owns any shares of Preferred Stock.

                                                            SHARES                 DIRECTORS'
                                                         BENEFICIALLY               DEFERRAL
               NAME OF BENEFICIAL OWNER                     OWNED                   PLAN (1)      TOTAL
               ------------------------                  ------------              ----------   ---------
Robert M. Beavers, Jr..................................       7,032                       0         7,032
Bruce P. Bickner.......................................       3,848                       0         3,848
John H. Birdsall, III..................................     757,829(2)                    0       757,829
Philip S. Cali.........................................      50,723(3)(4)                 0        50,723
David L. Cyranoski.....................................      59,045(3)(4)                 0        59,045
Thomas A. Donahoe......................................       4,200(4)                1,782         5,982
Thomas L. Fisher.......................................     223,449(3)(4)                 0       223,449
Kathleen L. Halloran...................................      44,297(3)                    0        44,297
John E. Jones..........................................       2,500                   5,044         7,544
Dennis J. Keller.......................................       2,600                   7,325         9,925
Charles S. Locke.......................................       2,500                  33,306        35,806
Thomas A. Nardi........................................       8,444(3)(4)                 0         8,444
William A. Osborn......................................       1,000                       0         1,000
Sidney R. Petersen.....................................       5,743(4)                    0         5,743
John Rau...............................................       2,600                   1,545         4,145
Patricia A. Wier.......................................       5,178                   8,470        13,648
Directors and Executive Officers as a Group............   1,194,560(2)(3)(4)         57,472     1,252,032
  Percentage of class..................................        2.54

---------------
(1) Share units held in the Directors' Deferred Compensation Plan and payable in cash. The value of these share units depends directly on the performance of Nicor Common Stock.

(2) Includes 262,526 shares held by a corporation of which Mr. Birdsall is president, the stock of which is owned by a trust of which he is trustee, and 55,362 shares held by a trust of which he is trustee, with sole voting and investment power, and 25,200 shares owned by a trust in which Mr. Birdsall is cotrustee with shared voting and investment power, and for which he disclaims any beneficial interest; and 111,700 shares owned by a trust of which Mr. Birdsall is cotrustee and a beneficiary with shared voting and investment power.

(3) Includes shares or share equivalents held pursuant to company benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Mr. Cali, 39,000; Mr. Cyranoski, 50,000; Mr. Fisher, 137,100; Ms. Halloran, 34,000; and all Directors and executive officers as a group, 267,600; (b) shares held by the Savings Investment and Thrift Trust for: Mr. Cali, 3,168; Mr. Fisher, 20,133; Ms. Halloran, 1,393; Mr. Nardi, 4,032; and all Directors and executive officers as a group, 31,186; and (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50% of their cash awards from the Annual Incentive Compensation Plan or Long-Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Mr. Cali, 3,738; Mr. Cyranoski, 5,045; Mr. Fisher, 26,696; Ms. Halloran, 2,272; Mr. Nardi, 3,684; and all Directors and executive officers as a group, 43,408.

(4) Includes shares held jointly or in common with a spouse, by a spouse or in trust as follows: Mr. Cali, 834; Mr. Cyranoski, 4,000; Mr. Donahoe, 4,200; Mr. Fisher, 39,520; Mr. Nardi, 92; Mr. Petersen, 5,743; and all Directors and executive officers as a group, 56,028.

     Stock ownership guidelines have been established for Directors and officers of the company and subsidiaries. These guidelines were established to align their interests with those of the stockholders and to strengthen the focus on activities that create shareholder value. The guidelines, stated as a multiple of the Director's annual retainer plus fees or the officer's base salary, are as follows: Nonofficer Director, three times; Chief Executive Officer, three times; Executive Vice President, Senior Vice President or President of a subsidiary, one and a half times; Vice President, one times; and Assistant Vice President, one-half times. Directors and officers are asked to comply with these guidelines through ownership of stock or stock equivalents within five years after inception of the guidelines (1996) or within five years of becoming a new Director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in company stock by executive officers and Directors of the company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. During 1999, Bruce P. Bickner, a Director, was inadvertently late in filing required SEC reports covering 257 shares acquired on April 1, 1999 and 190 shares acquired July 1, 1999.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The following information regarding compensation is given with respect to the Chief Executive Officer and other executive officers.

Executive Compensation Philosophy

     Executive compensation at Nicor is intended to assure that the company has management capable and motivated to serve customer, employee and stockholder interests. Nicor's executive compensation program is based upon two objectives:

     (1) Provide market-competitive compensation opportunities; and

     (2) Create strong links between shareholder value, financial performance and the pay of the company's top officers.

     To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with company executives. The Committee has access to compensation consultants and to competitive pay and industry compensation practices.

     Nicor's executive compensation program has two components -- annual compensation and long-term incentive compensation.

     The annual compensation program is composed of base salary and annual incentive compensation.

      Individual salaries are set within salary ranges based on periodic comparison to actual pay for comparable positions in the gas utility, diversified utility and general industries which are blended together for comparison purposes. The compensation surveys used in Nicor's comparison are weighted to the gas distribution industry and include proprietary surveys prepared by the American Gas Association, as well as gas utility and general industry surveys from the Towers Perrin, Mercer and the Hewitt Associates compensation data banks. The midpoints of the base salary ranges are targeted at the 50th percentile of the competitive data for each position with minimums and maximums from 20% below to 20% above targeted levels. The executive officers' 1999 salaries averaged 8.92% below those midpoints. In establishing actual salaries and merit adjustments related to these ranges, the Committee considers individual performance, potential, experience and changes in duties and responsibilities since the previous salary review.

      Participation in the annual incentive compensation plan, which in 1999 included the Chief Executive Officer and the other executive officers, is extended to those positions that play the most important roles in carrying out the company's annual operating plans, and also reflects competitive practice. Annual incentive compensation opportunities are based on periodic reviews of comparable positions in the same manner as described previously for salaries. Annual incentive awards are targeted at about the 60th percentile of the competitive data. In establishing the actual bonus awards to be made, the Compensation Committee may take into account facts and circumstances which exist during the year.

      For 1999, Nicor officers had up to 85% of their annual incentive target based on goals related to the performance of Nicor Gas, the company's primary subsidiary, and up to 30% related to the performance of the nonutility operations. Nicor Gas officers had up to 100% of their annual incentive targets based on goals related to the performance of Nicor Gas and up to 15% related to the performance of nonutility operations. The annual incentive target for Nicor Gas officers was based 60% upon achievement of financial utility goals; and 40% on achievement of nonfinancial goals and personal objectives. The nonfinancial goals related to growth, customer satisfaction and employee and organizational excellence. Annual incentive compensation for the executive officers for 1999 reflected the achievement of 90% of the utility net income goal and 75% of the nonutility net income goal and an average of 97% of the nonfinancial goals and personal objectives.

     The long-term incentive compensation program is primarily comprised of stock options and dividend performance units and is intended to focus senior management clearly on the company's long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal amount of dividend performance units with a combined target award value based on periodic comparison to awards for comparable positions as described in the salary section above. The target awards are set at about the 60th percentile of competitive data for each position. Participants in these plans are selected by the Compensation Committee and include the Chief Executive Officer and other executive officers who are responsible for setting and carrying out the company's longer-range strategic plans.

       Stock options carry a maximum 10-year term and are issued at market value.

       Both stock options and dividend performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period. At the end of the restricted period, the stock options automatically become exercisable.

       Each dividend performance unit accrues dividend equivalents at the rate dividends are paid on a share of Nicor Common Stock over a specified performance period (the performance period for 1999 awards was three years).

       Dividend performance units can be earned based upon objectives established by the Compensation Committee for Nicor's three-year total shareholder return relative to the S&P Utilities Index (the same peer group used in the Stock Performance Graph shown following this report). The potential number of dividend performance units earned can range from 0% to 150% of the number granted. A

       100% payout is achieved when Nicor's performance is in the 60th percentile of the peer group comparison.

       If Nicor's total shareholder return for the performance period is not positive, dividend performance units will not be earned, regardless of performance relative to the S&P Utilities Index.

     Through this combination of stock options and dividend performance units, the long-term incentive compensation program is designed to motivate participants to manage the company so as to achieve increases in total shareholder return, rewarding them on the same basis that shareholders are rewarded -- through increases in stock price and dividends. From time to time, the company may also make restricted stock grants to selected key individuals.

     Long-term incentive compensation relating to two cycles of dividend performance units for executive officers for 1999 was 0% and 75% of target for the performance periods 1997 through 1999 and 1995 through 1999 respectively, based on the company's stock performance relative to the S&P Utilities Index.

     In late 1999, the Compensation Committee recommended that the Board approve certain change in control arrangements, including the agreements with Mr. Fisher and other executive officers referred to under "Change in Control Arrangements." The Compensation Committee made the recommendation to assure that Nicor would have the continued full attention and dedication of these executives if a change in control should become possible or occur, by reducing the distraction that could otherwise result from the personal uncertainties that a potential or actual change in control would entail.

CEO Compensation

     On March 22, 1999, Mr. Fisher's base salary was increased by $35,000, a 6.5% increase. The Committee considered the following factors when reviewing Mr. Fisher's salary: his job responsibility and scope; industry competitive data in utility and diversified utility companies, as well as general industry; his past salary adjustments; and individual performance, including leadership, organization development, shareholder/ investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.

     The Committee awarded Mr. Fisher a grant of 35,000 stock options and dividend performance units on March 9, 1999. The annual target is set at about the 60th percentile of competitive data for his position as described in this report. The dividend performance units awarded to Mr. Fisher in 1999 have a performance period of 1999 through 2001. Dividend performance units may be earned subject to the performance criteria described in this report.

     Mr. Fisher's annual incentive compensation for 1999 was based on the achievement of predefined net income objectives, 70% based on utility performance and 30% based on nonutility performance.

1993 Tax Act

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. This section provides that compensation in excess of $1 million paid or accrued by the company to any of the five most highly compensated employees is not deductible by the company unless it meets procedural criteria mandated by law. The Internal Revenue Service (IRS) has interpreted this section of the Act and issued regulations. The criteria for preserving compensation deductibility are complex and could be subject to further modification.

     The Compensation Committee has carefully reviewed the impact of Section 162(m) as it applies to the company's compensation programs. It is the Committee's policy to maximize the effectiveness, as well as the tax deductibility, of the company's executive compensation programs. Therefore, the Committee considers it to be in the best interests of the company's stockholders to retain somewhat broader discretion in determination of performance criteria and administration of the company's Annual Incentive Programs than that contemplated by the IRS regulations. In view of anticipated compensation levels of the covered employees in fiscal year 2000, the Committee expects that all compensation paid or accrued will qualify as a tax deductible amount.

         Compensation Committee of the Board of Directors of Nicor Inc.

   Charles S. Locke, Chairperson  John E. Jones  Dennis J. Keller  Sidney R.
                                    Petersen

STOCK PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for Nicor Common Stock, the S&P Utilities Index and the S&P 500 Index as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 1995, and all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                              [PERFORMANCE CHART]

                                                          NICOR                   S&P UTILITIES                  S&P 500
                                                          -----                   -------------                  -------
1995                                                     127.00                      142.00                      138.00
1996                                                     172.00                      146.00                      169.00
1997                                                     211.00                      181.00                      225.00
1998                                                     219.00                      208.00                      290.00
1999                                                     176.00                      190.00                      351.00

SUMMARY COMPENSATION TABLE

     The following table shows executive compensation for the years indicated for the Chief Executive Officer and the four other highest-compensated executive officers:

                                                                 LONG-TERM COMPENSATION
                                               ANNUAL          ------------------------------
                                            COMPENSATION         AWARDS          PAYOUTS
                                         -------------------   ----------   -----------------
                                                                 SHARES
           NAME AND                                            UNDERLYING       LONG-TERM          ALL OTHER
      PRINCIPAL POSITION          YEAR    SALARY     BONUS      OPTIONS     INCENTIVE PLAN(1)   COMPENSATION(2)
---------------------------------------------------------------------------------------------------------------
T. L. Fisher                      1999   $563,923   $268,983     35,000         $229,845           $ 55,877
  Chairman, President and         1998    529,231    294,250     26,000          141,100             48,575
  Chief Executive Officer of      1997    520,962    321,173     30,000          214,110             41,373
  the Company and Nicor Gas
P. S. Cali                        1999   $234,173   $ 92,963      8,000         $ 62,685           $ 13,468
  Executive Vice President        1998    198,692     69,366      6,500           35,275             11,440
  Operations of the Company       1997    194,885     73,620      7,500           65,423              9,003
  and Nicor Gas
K. L. Halloran                    1999   $233,808   $ 87,472      8,000         $      0           $ 18,888
  Executive Vice President        1998    197,692     48,510      6,500           22,825             15,588
  Finance and Administration of   1997    193,846     77,240     17,500           35,685             12,011
  the Company and Nicor Gas
D. L. Cyranoski                   1999   $228,616   $ 73,482      8,500         $ 62,685           $ 21,426
  Senior Vice President,          1998    220,154     74,748      7,500           39,425             18,841
  Secretary, Treasurer and        1997    218,423     89,956      8,500           65,423             15,435
  Controller of the Company
  and Nicor Gas
T. A. Nardi                       1999   $214,693   $ 56,203      8,000         $ 62,685           $257,641
  Senior Vice President           1998    202,923     78,746      7,000           37,350             13,615
  Market Development of the       1997    200,769     73,188      8,000           65,423             10,482
  Company and Nicor Gas

---------------
(1) Payouts under the Dividend Performance Unit program of the Long-Term Incentive Plan are made in cash or up to 50% can be deferred and converted into share unit equivalents in the Stock Deferral Plan. Payouts in 1999 relate to the Dividend Performance Units awarded in 1995 having a 1995-1999 performance period. No payout was made for awards in 1997 having a 1997-1999 performance period.

(2) Amounts shown for 1999 include company contributions to the Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Mr. Fisher, Mr. Cali, Ms. Halloran, Mr. Cyranoski and Mr. Nardi of $26,645, $12,292, $10,998, $10,802, and $10,144, respectively; interest earned in excess of
    market on deferred salary for Mr. Fisher, Mr. Cali, Ms. Halloran, Mr. Cyranoski and Mr. Nardi of $22,856, $1,176, $7,890, $10,624, and $5,297,
    respectively; credits under the 1968 Incentive Compensation Plan for Mr. Fisher of $6,376; and a payment to Mr. Nardi of $242,200 in connection with his resignation.

OPTION GRANTS TABLE

     The following table shows stock options granted in 1999 to the Chief Executive Officer and the four other highest-compensated executive officers:

                                                         INDIVIDUAL GRANTS
                                         --------------------------------------------------
                                         NUMBER OF     % OF TOTAL
                                           SHARES       OPTIONS      EXERCISE
                                         UNDERLYING    GRANTED TO     OR BASE                    GRANT DATE
                                          OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   PRESENT VALUE(2)
                 NAME                    GRANTED(1)   FISCAL YEAR    ($/SHARE)      DATE            ($)
                 ----                    ----------   ------------   ---------   ----------   ----------------
T. L. Fisher...........................    35,000          23         38.0625      3/9/09         123,200
P. S. Cali.............................     8,000           5         38.0625      3/9/09          28,160
K. L. Halloran.........................     8,000           5         38.0625      3/9/09          28,160
D. L. Cyranoski........................     8,500           6         38.0625      3/9/09          29,920
T. A. Nardi............................     8,000           5         38.0625      3/9/09          28,160

---------------
(1) Options become exercisable on March 10, 2002.

(2) Present value of grants on March 9, 1999, the date of grant, using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 4.6%, volatility of 14.7%, risk-free interest rate of 5.2%, and expected period outstanding of three years. The weighted-average present value of an option granted in 1999 was $3.52.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUE TABLE

     The following table shows the December 31, 1999 stock option values for the Chief Executive Officer and the four other highest-compensated officers, none of whom exercised options in 1999:

                                                      NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                     OPTIONS AT YEAR-END             AT YEAR-END (1)
                      NAME                        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE ($)
                      ----                        -------------------------   -----------------------------
T. L. Fisher....................................       107,100/91,000                 527,538/7,500
P. S. Cali......................................        31,500/22,000                 217,250/1,875
K. L. Halloran..................................        16,500/32,000                  95,625/4,375
D. L. Cyranoski.................................        41,500/24,500                 266,500/2,125
T. A. Nardi.....................................        36,000/23,000                 233,625/2,000

---------------
(1) Value based on market value of the company's Common Stock at December 31, 1999, minus the exercise price.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1999

     The following table shows dividend units granted in 1999 to the Chief Executive Officer and the four other highest-compensated executive officers:

                                                                           ESTIMATED FUTURE PAYOUTS UNDER
                                                                             NON-STOCK PRICE-BASED PLAN
                                    NUMBER        PERFORMANCE        -------------------------------------------
             NAME                  OF UNITS          PERIOD          THRESHOLD($)      TARGET($)      MAXIMUM($)
             ----                  --------      --------------      ------------      ---------      ----------
T. L. Fisher...................     35,000       1999 thru 2001         40,775          163,100        244,650
P. S. Cali.....................      8,000       1999 thru 2001          9,320           37,280         55,920
K. L. Halloran.................      8,000       1999 thru 2001          9,320           37,280         55,920
D. L. Cyranoski................      8,500       1999 thru 2001          9,903           39,610         59,415
T. A. Nardi....................      8,000       1999 thru 2001          9,320           37,280         55,920

     Each dividend unit accumulates dividends equivalent to the dividends paid on one share of Nicor Common Stock during the performance period. Estimated future payouts are based on the present Nicor Common Stock dividend rate. If dividends increase during this period, the dividend equivalents would increase proportionately. The payout is determined by a performance multiplier which ranges from 0 to 1.5 based on Nicor total shareholder return over the performance period as compared to the performance of the S&P Utilities Index, except that no awards will be earned if shareholder return for the period is not positive, regardless of the performance relative to the S&P Utilities Index.

RETIREMENT BENEFITS UNDER RETIREMENT PLANS

     The following table shows the estimated annual benefits under the company's retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

                                                                        YEARS OF SERVICE
    BASE                                        ----------------------------------------------------------------
COMPENSATION                                       15            20            25            30            35
------------                                    --------      --------      --------      --------      --------
  $150,000     .............................    $ 38,009      $ 50,678      $ 63,348      $ 76,017      $ 85,392
   250,000     .............................      65,009        86,678       108,348       130,017       145,642
   350,000     .............................      92,009       122,678       153,348       184,017       205,892
   450,000     .............................     119,009       158,678       198,348       238,017       266,142
   550,000     .............................     146,009       194,678       243,348       292,017       326,392
   650,000     .............................     173,009       230,678       288,348       346,017       386,642
   750,000     .............................     200,009       266,678       333,348       400,017       446,892

     The Retirement Plan, which covers all Nicor and Nicor Gas employees hired through December 31, 1997 and not covered by a bargaining agreement, including executive officers of the company, is an actuarially-based, defined benefit plan with benefits determined by "Base Compensation" (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under "Salary" in the Summary Compensation Table. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan. Under the Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of semi-monthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the average yield of the 30-year Treasury Constant Maturities in effect two months prior to the beginning of the quarter during which retirement occurs. The benefits are not subject to any reduction for social security payments or any other offset amounts. Credited years of service under these arrangements are as follows: Mr. Fisher, 32; Mr. Cali, 22; Ms. Halloran, 25; and Mr. Cyranoski, 33. Mr. Nardi resigned with 18 years of service.

OTHER COMPENSATION ARRANGEMENTS

     Mr. Nardi, Senior Vice President Market Development, resigned effective January 19, 2000. In connection with his resignation, Mr. Nardi received a payment of $242,200 (as set forth in the Summary Compensation Table). In addition, he was granted stock appreciation rights covering 51,000 shares of Nicor Common Stock, exercisable for three years following his resignation, under which he has the right to receive in cash the amount by which the market price of Nicor Common Stock at the time of exercise exceeds specified base prices. These stock appreciation rights were granted to replace Mr. Nardi's vested options which were canceled as a result of his resignation and contain base prices averaging $29.00 per share, equal to the exercise prices of the options that were canceled.

CHANGE IN CONTROL ARRANGEMENTS

     In the event of a "change in control" of Nicor, the following would generally occur:

      Under the provisions of the company's Long-Term Incentive Plan, all outstanding stock options, restricted stock and performance units will automatically become fully exercisable and/or vested;

      Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical;

      Under the terms of the Capital Accumulation Plan, under which certain executive officers and Directors deferred a portion of their salary or other compensation in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years of the control change for any reason other than death or total and permanent disability; and

      Under the terms of the Stock Deferral Plan, balances will be distributed as soon as practical.

     In general, a change in control occurs if any person or group is or becomes a beneficial owner of or has accepted for payment 20% or more of the outstanding Common Stock or securities with 20% or more of the combined voting power of all Nicor voting securities; if the shareholders approve a plan of complete liquidation or dissolution of Nicor; if individuals who were the Board's nominees for election shall not constitute a majority of the Board following the election; or upon consummation of a reorganization, merger, consolidation, or other business combination involving Nicor or the sale or other disposition of more than 50% of the operating assets of Nicor on a consolidated basis, unless Nicor stockholders continue to own at least 60% of the resulting entity in substantially the same proportion, no person thereby becomes the beneficial owner of 20% or more of the Common Stock or voting securities of the resulting entity, and members of the Nicor Board become at least a majority of the Board of the resulting entity. In addition, a change in control will occur for purposes of any stock-based award if a tender offer not approved by the Board is made whereby the offeror could become the owner of 50% or more of Nicor's voting stock unless the offer is withdrawn by three business days prior to its scheduled termination.

     The Board of Directors has authorized and intends to have Nicor enter into change in control agreements with Mr. Fisher, Mr. Cali and Ms. Halloran. For purposes of these agreements, a change in control is the same as noted above. These agreements generally provide for continued employment for two years following a change in control in their then current positions at no less than their current compensation and benefits, and for the following upon termination of the executive's employment by the executive for "good reason" or by Nicor without "cause" (as defined in the change in control agreement) during that period: (1) payment of an amount equal to three times the sum of the executive's annual base salary and the greater of the average bonus for the last two years or the current year target bonus; (2) full vesting plus credit for an additional three years of age and service in the pension/supplementary retirement plan; (3) full vesting and an additional three years of company contributions to the Savings Investment Plan; (4) full vesting of all outstanding stock incentive awards, which would continue to be exercisable for their full term or until the executive's earlier death; (5) at least a three year continuation of welfare benefits; and (6) outplacement and legal fees and other expenses. In addition, if any payments to the executive are subject to the excise tax on "parachute payments," Nicor will make an additional payment to the executive so that the executive will receive net benefits as if no excise tax were payable. The agreements would continue through December 31, 2001, and would be automatically extended for an additional year at that date and on each December 31 thereafter unless either party gives notice to the contrary by the preceding June 30. The agreements are also extended automatically for two years following any change in control while they are in effect.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, Arthur Andersen LLP, independent public accountants, has been reappointed by the Board to audit the accounts of Nicor for 2000. Arthur Andersen LLP has audited the accounts of Nicor and its predecessor since 1954. A representative of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement and respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals must be received at the company's General Office, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 8, 2000, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 2001 Annual Meeting of Stockholders. In addition, written notice must be received on or before February 19, 2001 and must otherwise comply with Nicor's By-Laws in order for stockholder proposals to be presented at the 2001 Annual Meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, Nicor knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

     By order of the Board of Directors.

                                          DAVID L. CYRANOSKI
                                          Senior Vice President, Secretary,
                                          Treasurer and Controller
March 8, 2000

                            NICOR INC.
     [NICOR LOGO]           P.O. BOX 3014
                            Naperville, IL 60566-7014

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Thomas L. Fisher, John H. Birdsall, III, Charles S. Locke, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of Nicor Inc., to be held April 20, 2000, or at any adjournment thereof, on the matter set forth in the Proxy Statement and on all other matters properly presented at the meeting.

PROXIES WILL BE VOTED AS DIRECTED.

IN THE ABSENCE OF SPECIFIC DIRECTION, SIGNED PROXIES WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE.

Continued and to be dated and signed on the other side

Continued from the other side
The Board of Directors recommends a vote FOR all nominees listed below. Indicate your vote by an X in the appropriate box.

1. Election of Directors       Nominees:                                  [  ] Mark box to discontinue mailing the Annual Report for
   [  ] FOR:                   1. R. M. Beavers, Jr.   7. D. J. Keller         this account.
   [  ] ALL Nominees           2. B. P. Bickner        8. W. A. Osborn
                               3. J. H. Birdsall, III  9. S. R. Petersen
   [  ] WITHHOLD:              4. T. A. Donahoe       10. J. Rau
   [  ] ALL Nominees           5. T. L. Fisher        11. P. A. Wier             [NICOR LOGO]        NICOR INC.
                               6. J. E. Jones                                                        P.O. Box 3014
   [  ] FOR:                                                                                         Naperville, IL 60566-7014
   [  ] ALL Nominees EXCEPT (1)                                                                      630 305-9500

  (1)To withhold authority to vote for any nominee, write that nominee's name below and mark an X in the "For ALL EXCEPT" box above.

   --------------------------------------------------------------------
  P

  R

  O

  X
                                                                                                     Date
  Y                                                                                                       ---------------------


  Please vote, date and sign your name(s) exactly as  ---------------------------------   -------------------------------------
  shown and mail promptly in the enclosed envelope.   Stockholder Signature               If Joint Account, ALL should sign